                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)


                             Promotions.com, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   74341U106
--------------------------------------------------------------------------------
                                (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)










The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

------------------------                                ------------------------
CUSIP No.  74341U106                                           Page 2 of 4 pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
 1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
     At Home Corporation    77-0408542
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
 2                                                                       (b) [_]

--------------------------------------------------------------------------------
     SEC USE ONLY
 3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
 4   Delaware corporation

--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
        NUMBER               1,166,667
          OF            --------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY            -0-
        OWNED           --------------------------------------------------------
         BY             7    SOLE DISPOSITIVE POWER
        EACH                 1,166,667
      REPORTING         --------------------------------------------------------
       PERSON           8    SHARED DISPOSITIVE POWER
        WITH                 -0-
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9   1,166,667

--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 10  (See Instructions)                                                      [_]

--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
 11  8.1%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (See Instructions)
 12  CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

------------------------                                ------------------------
CUSIP No.  74341U106                                           Page 3 of 4 pages
------------------------                                ------------------------

Item 1.
          (a)  Name of Issuer:
               --------------
               Promotions.com, Inc.

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
               450 West 33rd Street, 7th Floor
               New York, New York 10001


Item 2.
          (a)  Name of Person Filing:
               ---------------------
               At Home Corporation

          (b)  Address of Principal Business Office:
               ------------------------------------
               450 Broadway St.
               Redwood City, CA  94063

          (c)  Citizenship:
               -----------
               Delaware corporation

          (d)  Title of Class of Securities:
               ----------------------------
               Common Stock

          (e)  CUSIP Number:
               ------------
               74341U106


Item 3.


Item 4.   Ownership.

          (a)  Amount beneficially owned:
               --------------------------
               1,166,667

          (b)  Percent of class:
               ----------------
               8.1%

          (c)  Number of shares as to which the person has:
               -------------------------------------------
               (i)    Sole power to vote or to direct the vote:                  1,166,667
               (ii)   Shared power to vote or to direct the vote:                  -0-
               (iii)  Sole power to dispose or to direct the disposition of:     1,166,667
               (iv)   Shared power to dispose or to direct the disposition of:     -0-

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

                                 SCHEDULE 13G

------------------------                                ------------------------
CUSIP No.   74341U106                                          Page 4 of 4 pages
------------------------                                ------------------------

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certifications.

          Not applicable.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: March 27, 2001               AT HOME CORPORATION


                                    By: /s/ Megan Pierson
                                       -----------------------------------------
                                       Megan Pierson,
                                       Senior Vice President and General Counsel